Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
Second AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NRx Pharmaceuticals, INC.

NRx Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.	The Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of Delaware on September 18, 2017.

2.	The Amended and Restated Certificate of Incorporation of the Corporation (the “First Amended Certificate”), which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of Delaware on November 20, 2017.

3.	The Second Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), which amended and restated the First Amended Certificate in its entirety, was filed with the Secretary of State of Delaware on May 24, 2021.

4.	Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

5.	Resolutions were duly adopted by the Board of Directors of the Corporation, in accordance with the provisions of the Certificate of Incorporation set forth below, providing that, effective as of 4:30 PM, New York time, on April 1, 2024, each ten (10) issued and outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $0.001 per share, as constituted following such date.

6.	The Certificate of Incorporation is hereby amended by revising Article IV to include a new paragraph A(5) as follows:

“5. Reverse Split. Upon the effectiveness of the filing of this Certificate of Amendment (the “Effective Time”) each share of the Corporation’s common stock, $0.001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified and combined (without any further act) into a smaller number of shares such that each ten (10) shares of Old Common Stock issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock, $0.001 par value per share, of the Corporation (the “New Common Stock”), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation (the “Reverse Stock Split”). The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid.”

7.	Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

8.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows.]

[Signature page to Certificate of Amendment (Reverse Stock Split)]

IN WITNESS WHEREOF, NRx Pharmaceuticals, Inc. has caused this Certificate to be duly executed by the undersigned duly authorized officer as of this 25th day of March, 2024.

NRx Pharmaceuticals, Inc.

By:	/s/ Stephen Willard
Name:	Stephen Willard
Title:	Chief Executive Officer